Calculation of Filing Fee Tables
S-8
Powerus Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	Other	50,000,000	$ 3.33	$ 166,500,000.00	0.000087	$ 14,485.50
Total Offering Amounts:						$ 166,500,000.00		$ 14,485.50
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 14,485.50
Offering Note
[1]	This registration statement covers shares of common stock, par value $0.001 per share (the "Common Stock") of Powerus Corporation (the "Registrant") reserved for issuance under the Powerus Corporation 2026 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Common Stock of the Registrant that become issuable with respect to the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock. Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(h) and Rule 457(c), based on the average of the high and low sale prices per share of Common Stock on October 2, 2026, as reported on The Nasdaq Capital Market.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources